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                                                             EXHIBIT (12)

                                             THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                             ---------------------------------------------
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           -------------------------------------------------

Amounts in millions
                                                                                                                   Six Months Ended
                                                                           Years Ended June 30                       December 31
                                                          ----------------------------------------------------- --------------------
                                                             1999       2000       2001       2002       2003       2002       2003
                                                          ---------- ---------- ---------- ---------- ---------- ---------- --------
EARNINGS, AS DEFINED
--------------------
     Earnings from operations before income taxes
          and before adjustments for minority interests
          in consolidated subsidiaries and after
          eliminating undistributed earnings of equity
          method investees                                $ 5,866    $ 5,474    $ 4,574    $ 6,442    $ 7,760    $ 4,403    $ 5,272

      Fixed charges                                           751        811        872        687        657        331        340
                                                          -------    -------    -------    -------    -------    -------    -------
          TOTAL EARNINGS, AS DEFINED                      $ 6,617    $ 6,285    $ 5,446    $ 7,129    $ 8,417    $ 4,734    $ 5,612
                                                          =======    =======    =======    =======    =======    =======    =======

FIXED CHARGES, AS DEFINED
-------------------------
      Interest expense                                    $   650    $   792    $   794    $   603    $   561    $   287    $   290
      1/3 of rental expense                                   101         89         78         84         96         44         50
                                                          -------    -------    -------    -------    -------    -------    -------
          TOTAL FIXED CHARGES, AS DEFINED                 $   751    $   881    $   872    $   687    $   657    $   331    $   340
                                                          =======    =======    =======    =======    =======    =======    =======
          RATIO OF EARNINGS TO FIXED CHARGES                  8.8        7.1        6.2       10.4       12.8       14.3       16.5
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